Exhibit 10.10

Make Good Escrow Agreement

THIS MAKE GOOD ESCROW AGREEMENT (the “Make Good Agreement”), dated effective as of             , 2010, is entered into by and among Tianli Agritech, Inc., a British Virgin Islands corporation (the “Company”); Anderson & Strudwick, Inc. (“A&S”); Ms. Hanying Li and Mr. Bihong Zhang, in their individual capacities (collectively the “Make Good Pledgors” and each individually a “Make Good Pledgor”); and SunTrust Bank, N.A., as escrow agent (“Escrow Agent”).

WHEREAS, A&S has agreed, pursuant to the terms of that Placement Agreement dated as of the date hereof (the “Placement Agreement”), to engage in a “best efforts, minimum/maximum” initial public offering of common shares (the “Offering”) of the Company. As an inducement to A&S to assist with the Offering and as set forth in the Placement Agreement, each Make Good Pledgor has agreed to place certain shares of the Company’s common shares, par value $0.001 per share (the “Shares”) into escrow for the benefit of the Company and investors in the Offering in the event the Company fails to satisfy certain After-Tax Net Income thresholds; provided, however, that the Shares will be returned to the Make Good Pledgors if the Shares (i) meet the definition of covered securities under the Securities Act of 1933 and (ii) have a closing price of at least 2.5 times the Offering price for five trading days in any ten trading day period.

WHEREAS, pursuant to the requirements of the Placement Agreement, the Company and Make Good Pledgors have agreed to establish an escrow on the terms and conditions set forth in this Make Good Agreement;

WHEREAS, the Escrow Agent has agreed to act as escrow agent pursuant to the terms and conditions of this Make Good Agreement; and

WHEREAS, all capitalized terms used but not defined herein shall have the meanings assigned them in the Placement Agreement;

NOW, THEREFORE, in consideration of the mutual promises of the parties and the terms and conditions hereof, the parties hereby agree as follows:

1. Appointment of Escrow Agent. The Make Good Pledgors and the Company hereby appoint Escrow Agent to act in accordance with the terms and conditions set forth in this Make Good Agreement, and Escrow Agent hereby accepts such appointment and agrees to act in accordance with such terms and conditions.

2. Establishment of Escrow. Prior to the request of effectiveness for the Offering, the Make Good Pledgors shall deliver, or cause to be delivered, to the Escrow Agent certificates evidencing an aggregate of 1,000,000 Shares (the “Escrow Shares”), along with bank signature stamped stock powers executed in blank (or such other signed instrument of transfer acceptable to the Company’s Transfer Agent). The Escrow Shares shall be pledged to secure the Company’s commitment to achieve the 2010 Target EPS (as defined below); provided, however, that the Escrow Shares will be returned to the Make Good Pledgors in accordance with Section 4(c) hereof in the event the Company meets the requirements of that section. As used in this Make Good Agreement, “Transfer Agent” means ComputerShare Trust Company, N.A., or such other entity hereafter retained by the Company as its stock transfer agent as specified in a writing from the Company to the Escrow Agent and A&S.

3. Representations of Make Good Pledgors. Each Make Good Pledgor hereby represents and warrants to A&S as follows:

a. All of the Escrow Shares are validly issued, fully paid and nonassessable shares of the Company, and free and clear of all pledges, liens and encumbrances.

b. Performance of this Make Good Agreement and compliance with the provisions hereof will not violate any provision of any applicable law and will not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon, any of the properties or assets of any Make Good Pledgor pursuant to the terms of any indenture, mortgage, deed of trust or other agreement or instrument binding upon such Make Good Pledgor, other than such breaches, defaults or liens which would not have a material adverse effect taken as a whole.

4. Disbursement of Escrow Shares.

a. Each Make Good Pledgor agrees that, upon the filing of the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2010 with the Commission (the “2010 Annual Report”), the Escrow Shares will be transferred to the Company and/or returned to each Make Good Pledgor, in order to cause the Company to achieve, to the extent possible, After-Tax Net Earnings Per Share for the fiscal year ending December 31, 2010 of at least $0.7407 per Share (the “2010 Target EPS”):

1. If the Company’s 2010 After-Tax Net Income divided by all issued and outstanding Shares (including the Escrow Shares) is at least equal to the 2010 Target EPS, then all Escrow Shares will be returned to the respective Make Good Pledgors. In such case, A&S shall provide written instruction (with a copy to the Company) and direct the Escrow Agent to return all such Escrow Shares to the respective Make Good Pledgors.

2. If the Company’s 2010 After-Tax Net Income divided by all issued and outstanding Shares (including the Escrow Shares) is less than the 2010 Target EPS, then A&S shall provide written instruction (with a copy to the Company) and direct the Escrow Agent (a) to return to the Make Good Pledgors (on a pro rata basis to each Make Good Pledgor) the number of Escrow Shares equal to:

Company’s 2010 After-Tax Net Income/2010 Target EPS) – all issued Shares other than Escrow Shares and (b) to instruct the Transfer Agent to transfer to the Company (on a pro rata basis from each Make Good Pledgor) for no additional consideration a number of Make Good Shares that is equal to:

Escrow Shares – Escrow Shares returned to Make Good Pledgors

In the event the formulas set forth in Section 4(a)(2) would result in a fractional number of Escrow Shares being returned to any Make Good Pledgor, such fractional number shall be disregarded. In no event shall the failure by the Company to achieve the 2010 Target EPS result in the delivery by the Make Good Pledgors to the Company of a number of shares that is in excess of the number of Escrow Shares pledged hereunder. Subject to the timing of the Transfer Agent, transfers required under this Section shall be made to the Company within 30 Business Days after the date which the 2010 Annual Report is filed with the Commission, provided that Escrow Agent is given notice of the 2010 Annual Report’s filing and results. If the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2010 specify that the 2010 Target EPS shall have been achieved, no transfer of the Escrow Shares to the Company shall be required by this Section and A&S shall provide written instruction (with a copy to the Company) to the Escrow Agent to return all Escrow Shares deposited with the Escrow Agent to the Make Good Pledgors within 30 Business Days after the date which the 2010 Annual Report is filed with the Commission, provided that Escrow Agent is given notice of the 2010 Annual Report’s filing and results. The Escrow Agent need only rely on the letter of instruction from A&S in this regard and will disregard any contrary instructions. The Escrow Agent shall be entitled to rely on the calculations provided by A&S in releasing the Escrow Shares for disbursement, with no further responsibility to calculate or confirm amounts.

b. Notwithstanding anything to the contrary contained herein, in the event that the release of any of the Escrow Shares to the Company or the Make Good Pledgors or any other party is deemed to be an expense or deduction from revenues/income of the Company for the applicable year, as required under GAAP, then such expense or deduction shall be excluded for purposes of determining whether or not the 2010 Target EPS has been achieved by the Company. The parties further acknowledge that the Company will account for (i) any employee stock options granted under its stock incentive plan by expensing the value of such options as they become vested, beginning one year after the initial grant and (ii) any placement agent’s warrants granted in the Company’s initial public offering of common shares by netting the value of such warrants against offering proceeds.

c. Notwithstanding anything to the contrary contained herein, the Escrow Shares shall be returned to the Make Good Pledgors without regard to the 2010 Target EPS in the event (i) the closing price of the Shares is equal to at least 2.5 times the Offering price for five trading days in any ten trading day period and (ii) the Shares are, at such time, covered securities, as such term is defined in the Securities Act of 1933.

5. Duration. This Make Good Agreement shall terminate upon the distribution of all the Escrow Shares in accordance with the terms of this Make Good Agreement. The Company agrees to promptly provide the Escrow Agent written notice of the filing with the Commission of any financial statements or reports referenced herein.

6. Escrow Shares. If any Escrow Shares are deliverable to the Company in accordance with this Make Good Agreement, (i) each Make Good Pledgor covenants and agrees to execute all such instruments of transfer (including stock powers and assignment documents) as are customarily executed to evidence and consummate the transfer of the Escrow Shares from Make Good Pledgor to the Company, to the extent not done so in accordance with Section 2, and (ii) following its receipt of the documents referenced in Section 6(i), the Company and Escrow Agent covenant and agree to cooperate with the Transfer Agent so that the Transfer Agent promptly transfers such Escrow Shares to the Company. Until such time as (if at all) the Escrow Shares are required to be delivered in accordance with this Make Good Agreement, any dividends payable in respect of the Escrow Shares and all voting rights applicable to the Escrow Shares shall be retained by each Make Good Pledgor. Should the Escrow Agent receive dividends or voting materials, such items shall not be held by the Escrow Agent, but shall be passed immediately on to the Make Good Pledgor and shall not be invested or held for any time longer than is needed to effectively re-route such items to the Make Good Pledgor. If the Escrow Agent receives a communication requiring the conversion of the Escrow Shares to cash or the exchange of the Escrow Shares for that of an acquiring company, the Escrow Agent shall solicit and follow the written instructions of each Make Good Pledgor; provided that the cash or exchanged shares are instructed to be redeposited into the Escrow Account. Each Make Good Pledgor shall be responsible for all taxes resulting from any such conversion or exchange.

7. Interpleader. Should any controversy arise among the parties hereto with respect to this Make Good Agreement or with respect to the right to receive the Escrow Shares, Escrow Agent and/or A&S shall have the right to consult and hire counsel and/or to institute an appropriate interpleader action to determine the rights of the parties. Escrow Agent and/or A&S are also each hereby authorized to institute an appropriate interpleader action upon receipt of a written letter of direction executed by the parties so directing either Escrow Agent or A&S. If Escrow Agent or A&S is directed to institute an appropriate interpleader action, it shall institute such action not prior to thirty (30) days after receipt of such letter of direction and not later than sixty (60) days after such date. Any interpleader action instituted in accordance with this Section 7 shall be filed in any court of competent jurisdiction in the Commonwealth of Virginia, and the Escrow Shares in dispute shall be deposited with the court and in such event Escrow Agent and A&S shall be relieved of and discharged from any and all obligations and liabilities under and pursuant to this Make Good Agreement with respect to the Escrow Shares and any other obligations hereunder.

8. Exculpation and Indemnification of Escrow Agent and A&S.

a. Escrow Agent is not a party to, and is not bound by or charged with notice of any agreement out of which this escrow may arise. Escrow Agent acts under this Make Good Agreement as a depositary only and is not responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness or validity of the subject matter of the escrow, or any part thereof, or for the form or execution of any notice given by any other party hereunder, or for the identity or authority of any person executing any such notice. Escrow Agent will have no duties or responsibilities other than those expressly set forth herein. Escrow Agent will be under no liability to anyone by reason of any failure on the part of any party hereto (other than Escrow Agent) or any maker, endorser or other signatory of any document to perform such person’s or entity’s obligations hereunder or under any such document. Except for this Make Good Agreement and instructions to Escrow Agent pursuant to the terms of this Make Good Agreement, Escrow Agent will not be obligated to recognize any agreement between or among any or all of the persons or entities referred to herein, notwithstanding its knowledge thereof. A&S’s sole obligation under this Make Good Agreement is to provide written instruction to Escrow Agent (following such time as the Company files certain periodic financial reports as specified in Section 4 hereof) directing the distribution of the Escrow Shares. A&S will provide such written instructions upon review of the relevant After-Tax Net Earnings Per Share amount reported in such periodic financial reports as specified in Section 4 hereof. A&S is not charged with any obligation to conduct any investigation into the financial reports or make any other investigation related thereto. In the event of any actual or alleged mistake or fraud of the Company, its auditors or any other person (other than A&S) in connection with such financial reports of the Company, A&S shall have no obligation or liability to any party hereunder.

b. Escrow Agent will not be liable for any action taken or omitted by it, or any action suffered by it to be taken or omitted, absent gross negligence or willful misconduct. Escrow Agent may rely conclusively on, and will be protected in acting upon, any order, notice, demand, certificate, or opinion or advice of counsel (including counsel chosen by Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is reasonably believed by Escrow Agent to be genuine and to be signed or presented by the proper person or persons. The duties and responsibilities of the Escrow Agent hereunder shall be determined solely by the express provisions of this Make Good Agreement and no other or further duties or responsibilities shall be implied, including, but not limited to, any obligation under or imposed by any laws of the Commonwealth of Virginia upon fiduciaries. THE ESCROW AGENT SHALL NOT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY (I) DAMAGES, LOSSES OR EXPENSES ARISING OUT OF THE SERVICES PROVIDED HEREUNDER, OTHER THAN DAMAGES, LOSSES OR EXPENSES WHICH HAVE BEEN FINALLY ADJUDICATED TO HAVE DIRECTLY RESULTED FROM THE ESCROW AGENT’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR (II) SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES OR LOSSES OF ANY KIND WHATSOEVER (INCLUDING, WITHOUT LIMITATION, LOST PROFITS), EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES AND REGARDLESS OF THE FORM OF ACTION.

c. The Company and each Make Good Pledgor each hereby, jointly and severally, indemnify and hold harmless each of Escrow Agent, A&S and any of their principals, partners, agents, employees and affiliates from and against any expenses, including reasonable attorneys’ fees and disbursements, damages or losses suffered by Escrow Agent or A&S in connection with any claim or demand, which, in any way, directly or indirectly, arises out of or relates to this Make Good Agreement or the services of Escrow Agent or A&S hereunder; except, that if Escrow Agent or A&S is guilty of willful misconduct or gross negligence under this Make Good Agreement, then Escrow Agent or A&S, as the case may be, will bear all losses, damages and expenses arising as a result of its own willful misconduct or gross negligence. Promptly after the receipt by Escrow Agent or A&S of notice of any such demand or claim or the commencement of any action, suit or proceeding relating to such demand or claim, Escrow Agent or A&S, as the case may be, will notify the other parties hereto in writing. For the purposes hereof, the terms “expense” and “loss” will include all amounts paid or payable to satisfy any such claim or demand, or in settlement of any such claim, demand, action, suit or proceeding settled with the express written consent of the parties hereto, and all costs and expenses, including, but not limited to, reasonable attorneys’ fees and disbursements, paid or incurred in investigating or defending against any such claim, demand, action, suit or proceeding. The provisions of this Section 8 shall survive the termination of this Make Good Agreement, and the resignation or removal of the Escrow Agent.

9. Compensation of Escrow Agent. Escrow Agent shall be entitled to compensation of $1,500 in the aggregate for its services under this Agreement, which compensation shall be paid by the Company. The fee agreed upon for the services rendered hereunder is intended as full compensation for Escrow Agent’s services as contemplated by this Make Good Agreement; provided, however, that in the event that Escrow Agent renders any material service not contemplated in this Make Good Agreement, or there is any assignment of interest in the subject matter of this Make Good Agreement, or any material modification hereof, or if any material controversy arises hereunder, or Escrow Agent is made a party to any litigation pertaining to this Make Good Agreement, or the subject matter hereof, then Escrow Agent shall be reasonably compensated by the Company for such extraordinary services and reimbursed for all costs and expenses, including reasonable attorney’s fees, occasioned by any delay, controversy, litigation or event, and the same shall be recoverable from the Company. Prior to incurring any costs and/or expenses in connection with the foregoing sentence, Escrow Agent shall be required to provide written notice to the Company of such costs and/or expenses and the relevancy thereof and Escrow Agent shall not be permitted to incur any such costs and/or expenses which are not related to litigation prior to receiving written approval from the Company, which approval shall not be unreasonably withheld.

10. Resignation of Escrow Agent. At any time, upon ten (10) days’ written notice to the Company, Escrow Agent may resign and be discharged from its duties as Escrow Agent hereunder. As soon as practicable after its resignation, Escrow Agent will promptly turn over to a successor escrow agent appointed by A&S the Escrow Shares held hereunder upon presentation of a document appointing the new escrow agent and evidencing its acceptance thereof. If, by the end of the 10-day period following the giving of notice of resignation by Escrow Agent, A&S shall have failed to appoint a successor escrow agent, Escrow Agent may interplead the Escrow Shares into the registry of any court having jurisdiction.

11. Records. Escrow Agent shall maintain accurate records of all transactions hereunder. Promptly after the termination of this Make Good Agreement or as may reasonably be requested by the parties hereto from time to time before such termination, Escrow Agent shall provide the parties hereto, as the case may be, with a complete copy of such records, certified by Escrow Agent to be a complete and accurate account of all such transactions. The authorized representatives of each of the parties hereto shall have access to such books and records at all reasonable times during normal business hours upon reasonable notice to Escrow Agent and at the requesting party’s expense.

12. Notice. All notices, communications and instructions required or desired to be given under this Make Good Agreement must be in writing and shall be deemed to be duly given if sent by registered or certified mail, return receipt requested, or overnight courier, to the addresses listed on the signature pages hereto.

13. Execution in Counterparts. This Make Good Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14. Assignment and Modification. This Make Good Agreement and the rights and obligations hereunder of any of the parties hereto may not be assigned without the prior written consent of the other parties hereto. Subject to the foregoing, this Make Good Agreement will be binding upon and inure to the benefit of each of the parties hereto and their respective successors and permitted assigns. No other person will acquire or have any rights under, or by virtue of, this Make Good Agreement. No portion of the Escrow Shares shall be subject to interference or control by any creditor of any party hereto, or be subject to being taken or reached by any legal or equitable process in satisfaction of any debt or other liability of any such party hereto prior to the disbursement thereof to such party hereto in accordance with the provisions of this Make Good Agreement. This Make Good Agreement may be amended or modified only in writing signed by all of the parties hereto.

15. Applicable Law. This Make Good Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia without giving effect to the principles of conflicts of laws thereof.

16. Headings. The headings contained in this Make Good Agreement are for convenience of reference only and shall not affect the construction of this Make Good Agreement.

17. Attorneys’ Fees. If any action at law or in equity, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Make Good Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees from the other party (unless such other party is the Escrow Agent), which fees may be set by the court in the trial of such action or may be enforced in a separate action brought for that purpose, and which fees shall be in addition to any other relief that may be awarded.

18. Merger or Consolidation. Any corporation or association into which the Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Escrow Agent is a party, shall be and become the successor escrow agent under this Make Good Agreement and shall have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

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IN WITNESS WHEREOF, the parties have duly executed this Make Good Agreement as of the date set forth opposite their respective names.

COMPANY:

Tianli Agritech, Inc.

By:
Name:	Hanying Li
Title:	CEO

MAKE GOOD PLEDGORS:

Hanying Li

Bihong Zhang

A&S:

Anderson & Strudwick, Incorporated

By:
Name:	L. McCarthy Downs III
Its:	Senior Vice President

ESCROW AGENT:

SunTrust Bank, N.A.

By:
Name:
Its:	Trust Officer, Escrow Services